Exhibit 99.1

CNE Group, Inc. Changes its Board of Directors

NEW YORK – November 22, 2005 – CNE Group, Inc. (CNEI:OTCBB), announced that it has changed CNE’s Board of Directors in connection with the acquisition of Arrow Resources Development Ltd. (“Arrow”), a Bermuda registered company. At a meeting of CNE’s Board of Directors held on November 14, 2005, George Benoit, Anthony S. Conigliaro, Charles W. Currie, and David W. Dube resigned, and were replaced by Rudolph Karundeng, Peter J. Frugone, John E. McConnaughy, Jr. and John W. Allen.

The new board has elected Mr. Frugone as President and Chief Executive Officer and Rudolph Karundeng as Chairman of the Board and Senior Vice President and to retain Hans Karundeng as Senior Advisor. CNE plans to change its name to Arrow Resources Development, Inc. in the near future.

Rudolph Karundeng has been a director and a consultant for a number of multi-national corporations involved in the development, marketing and operations of companies in the coal mining, oil refining, gas mining, and forestry industries. Peter J. Frugone is a merchant banker and a management consultant and has significant experience in hands-on operating roles at senior levels. John E. McConnaughy, Jr. has served as a director for fifteen public companies and currently serves on the boards of five other public companies (Wave Systems, Inc., Allis-Chalmers Energy Inc., Overhill Farms Inc., Consumer Portfolio Services, Inc., Levcor International, Inc.) John W. Allen is a private investor and has relationships at senior levels in corporate, financial, technical and government organizations worldwide. Over the past 30 years he has been instrumental in starting, building and financing more than 50 companies in global markets. Hans Karundeng has been involved in a wide variety of diversified operations including sulfur mining, orange plantation, shrimp farming and sand mining, as well as owning and operating an air cargo company specializing in exporting seafood to Japan and Hong Kong.

Pursuant to the Marketing and Distribution Agreement among Arrow and Arrow Pacific Resources (S) Pte. Ltd. (and its subsidiaries) (“APR”), which terminates in 2103, Arrow will act as APR’s exclusive worldwide marketer and distributor for all of APR’s timber and derivative products. The Marketing Agreement provides for Arrow to retain 10% of the gross sales generated by all plantation operations from all resources and all derivative products, such as paper, pulp and chips. APR and its affiliated companies have initiated the commercial development of timber resources and a eucalyptus plantation operation in Papua, New Guinea.

APR plans to capitalize on the increasing demand for paper and timber products in developing international markets, most notably China, where it believes that increasing standards of living have created an increasing demand for larger quantities of printed material, packaging, personal care paper products, and industrial paper supplies. APR believes that the proximity of its operations to this principal Asian market should provide Arrow with a competitive advantage in supplying that market.

APR anticipates that over a seven-year period, all sections of its plantation operations will be harvested, replanted and fertilized on a cyclical basis to perpetuate the renewable supply of eucalyptus trees for the production of paper. It believes that the application of a proprietary agro-biotechnology should enable the new trees to achieve a harvestable size within only three to four years.

Forward-looking Statements

Certain statements in this press release constitute “forward-looking statements” relating to CNE Group, Inc. and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Contact

Investor & Public Relations

Harvey Goralnick/Alison Hart

FOCUS Partners LLC

212-752-9445

hg@focuspartners.com